EXHIBIT 99.1

July 26, 2007 1:00 p.m. Pacific Time Company Press Release

SOURCE: CONTACTS:	Cowlitz Bancorporation Richard J. Fitzpatrick, Chief Executive Officer Gerald L. Brickey, Chief Financial Officer (360) 423-9800

Cowlitz Bancorporation Reports Second Quarter 2007 Core Operating Earnings Up 26% Over Second Quarter 2006

LONGVIEW, Wash., July 26, 2007 /PRNewswire/ --

Cowlitz Bancorporation (NASDAQ: CWLZ - news) today reported strong second quarter 2007 core operating earnings, higher non-interest revenues and 16% year-over-year loan growth. Cowlitz Bancorporation defines core operating earnings as net income excluding certain non-core items, after tax, that fluctuate significantly or occur infrequently. These non-core items include significant infrequent gains, losses, or expenses that are not reflective of continuing operations.

In addition to results presented in accordance with generally accepted accounting principles in the United Stares of America (GAAP), this release contains certain non-GAAP financial measures. Cowlitz Bancorporation believes that non-GAAP financial measures based on “core operating earnings” provide investors with information useful in understanding the Company’s financial performance and facilitating comparisons with prior and peer performance.

GAAP net income was $673,000 or $0.13 per diluted share for the second quarter of 2007, compared with net income of $1,113,000, or $0.22 per diluted share, during the same period of 2006. GAAP net income for the first six months of 2007 was $1,951,000, or $0.38, compared with $2,173,000, or $0.43 per diluted share, for the first six months of 2006.

“We have seen continuing loan demand, with year-to-date average loans up 27% from a year ago,” said Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation and its wholly-owned subsidiary, Cowlitz Bank. “Strong in-market loan growth in the Puget Sound and Portland/Vancouver markets demonstrates the strength of the markets we serve.”

Mr. Fitzpatrick went on to state, “Our core operating results were excellent for the second quarter of 2007. There are several items we feel are not part of our fundamental banking business, and we believe isolating these items gives a more accurate reflection of the strength of our business than the GAAP numbers.”

	Core Operating Earnings to GAAP Reconciliation(1)

				Six Months

($ in thousands)	2 Q 07	2 Q 06	Change	2007	2006	Change

GAAP Net income	$673	$1,113	-40%	$1,951	$2,173	-10%
Adjustments:
Interest reversed(received) on
non-performing loans	270	(157)		270	(157)
Securities transactions	-	164		-	164
Foreclosed asset expenses	422	(42)		422	(36)
Interest rate contract adjustments	505	206		632	182
Net tax effect	(315)	(45)		(350)	(40)

Core operating earnings	$1,555	$1,239	26%	$2,925	$2,286	28%

Earnings per diluted share:
GAAP earnings	$0.13	$0.22	-41%	$0.38	$0.43	-12%
Core operating earnings	$0.30	$0.24	23%	$0.56	$0.45	24%

(1)	Cowlitz Bancorporation defines core operating earnings as net income excluding certain non-core items that fluctuate significantly or occur infrequently. These non-core items include significant infrequent gains, losses or expenses that are not reflective of continuing operations. Core operating earnings per diluted share is calculated by dividing core operating earnings by the same diluted share total used in determining diluted earnings per share. Core operating earnings and core operating earnings per diluted share are non-GAAP financial measures.

Total loans were $382.7 million at June 30, 2007, an increase of 16.3% from a year ago and were up 6.8% (14% on an annualized basis) from year-end 2006 and 4.6% (18% on an annualized basis) from March 31, 2007. Growth was strongest in commercial and industrial loans, with real estate secured lending down from totals reported in the earlier periods. Total deposits were up 22.1% from the second quarter of 2006 balance, 4.6% from year-end 2006 and 6.1% from March 31, 2007. Non-interest bearing demand deposits at June 30, 2007 were flat with the year ago totals, but up $9.8 million, or 11%, from March 31, 2007. A significant amount of the interest-bearing deposit growth consisted of brokered funds.

The Company’s GAAP net interest margin was 5.09% in the second quarter of 2007, compared with 5.91% in the same quarter last year and 5.64% in the first quarter of 2007. Adjusted for interest reversed or received on non-performing assets, the Company’s net interest margin was 5.34% in the second quarter of 2007, compared with 5.74% in the second quarter of 2006. No adjustments were necessary for comparability to the first quarter of 2007. The most significant factor causing the decrease in the adjusted net interest margin from a year ago, as well as on a linked-quarter basis, was the increase in the cost of funds due to a higher interest rate environment and the changing mix of funding sources. The average rate paid on interest-bearing liabilities for the second quarter of 2007 was 4.26% compared with 3.34% in the second quarter of 2006 and 4.04% in the first quarter of 2007. Mr. Fitzpatrick stated, “Credit spreads have begun to tighten due to competitive loan pricing, and the funding mix continues to shift towards higher cost deposits and other funding sources. Margin compression continues to be a challenge for the entire banking industry.”

In the second quarter of 2007, loans related to three commercial real estate relationships totaling $15.7 million were put on non-accrual, leading to the reversal of $270,000 of previously accrued interest. The balance of the non-performing loan total at June 30, 2007 related to the residual balance of the legacy government guaranteed credit acquired in connection with the Asia-Europe-Americas Bancshares merger. The Company expects none to minimal losses on three of the credits, including the government guaranteed credit, and believes it has adequately reserved for any potential loss on the fourth credit. Subsequent to June 30, 2007, one loan for $4.2 million was paid off, and interest through the date of pay-off, including $85,200 of interest income previously reversed, was collected.

In the second quarter of 2007, the Company also foreclosed on one commercial loan and repossessed the underlying collateral. Equipment repossessed was recorded at its estimated net realizable value of $618,000 and is expected to be disposed of in the third quarter of 2007.

No provision for credit losses was taken in the second quarter of 2007, compared with $285,000 in the second quarter of 2006 and $275,000 in the first quarter of 2007. Net loan loss recoveries of $87,000 and $85,000 were recorded for the three and six-month periods ended June 30, 2007, respectively, compared with net charge-offs of $12,000 and net recoveries of $9,000 for the three and six-month periods of 2006. The allowance for loan losses was 1.27% as a percentage of loans outstanding at June 30, 2007, compared with 1.53% at June 30, 2006 and 1.31% at March 31, 2007. Management believes the allowance for credit losses is at an appropriate level based upon its evaluation and analysis of portfolio credit quality and prevailing economic conditions. The allowance represented 30% of non-performing loans at quarter end. As of June 30, 2007, non-performing loans as a percentage of total loans were 4.25%, compared with .75% at June 30, 2006 and 0.31% at March 31, 2007. As a percentage of total assets, non-performing assets were 3.45% at June 30, 2007.

Non-interest income in the second quarter of 2007 was $909,000, compared with $601,000 in the second quarter of 2006. The second quarter of 2006 included losses on securities transactions of $164,000. Excluding the amounts related to securities transactions, the increase in the second quarter of 2007 over the comparable 2006 quarter was primarily related to revenues from the Company’s international trade department, which began operations late in the second quarter of 2006.

Non-interest expenses in the second quarter of 2007 were $5.5 million, compared with $4.2 million in the second quarter of 2006. Included in the second quarter 2007 results was $422,000 of foreclosed asset expenses related to the Company’s share of a nationally syndicated equipment lease foreclosed in the fourth quarter of 2006. In the second quarter of 2007, the Company received revised equipment appraisal valuations and recorded a write-down of $305,600 and its share of certain expenses related to the foreclosed equipment. The equipment was sold before the end of the second quarter.

Also included in the current quarter’s results was a $506,000 non-cash charge for the ineffective portion of the Company’s interest rate contracts. In light of the market’s current expectation that interest rates will not decline in the near future, the market value of the Company’s interest rate contracts has decreased substantially from the end of the first quarter of 2007. To the extent the Company’s cash flow hedges are ineffective in hedging interest income cash flows from variable rate loans, the ineffectiveness must be recognized in the income statement. To reduce potential future income statement impacts from hedge ineffectiveness, the Company de-designated its interest rate contracts and re-designated them as of June 1, 2007 with a modified hedge strategy.

Excluding the effect of the foreclosed asset expenses and non-cash interest rate contract adjustments from both periods, total non-interest expenses for the second quarter of 2007 increased $567,000 over the same quarter of 2006. The increase was primarily a reflection of the overall higher level of staffing, including hiring costs, merit increases and performance-based pay, occupancy, data processing and professional services. These expenses were primarily due to loan growth, the expansion of the Company’s international trade finance capabilities late in the second quarter of 2006 and costs associated with the Company’s compliance with Sarbanes-Oxley Act requirements for 2007. On a year-to date basis, non-interest expenses in 2007 also included $294,000 of share-based compensation expense, compared with $77,000 in the first six months of 2006. The higher amount in 2007 was primarily due to no share-based compensation awards made in 2006.

The Company’s efficiency ratio on a GAAP basis was 86.0% and 70.1% for the second quarters of 2007 and 2006, respectively, and 69.7% for the first quarter of 2007. Adjusted for the non-core items in the table above, the efficiency ratio was 68.7% and 67.4% for the second quarters of 2007 and 2006, respectively. The Company’s leverage and risk-based capital ratios continue to exceed the “well-capitalized” requirements.

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank’s divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage in southwest Washington. Cowlitz specializes in commercial and international banking services for Northwest businesses, professionals, and retail customers, and offers trust services in southwest Washington and Portland, Oregon.

Forward-Looking Statements
This press release contains forward-looking statements regarding the Company’s prospects for growth, the effect of local economic conditions and the Company’s non-interest revenues. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2006, and other filings with the SEC. We make forward-looking statements in this release related to the anticipated amount of losses on non-accrual loans, disposition of foreclosed collateral and the adequacy of our loan loss reserve.

INCOME STATEMENT		Quarter Ending		Six Months Ending

	June 30,	June 30,	March 31,	June 30,	June 30,
	2007	2006	2007	2007	2006

Interest income	$9,024	$7,559	$8,768	$17,792	$13,955
Interest expense	3,484	2,182	3,016	6,500	3,815

Net interest income	5,540	5,377	5,752	11,292	10,140
Provision for credit losses	-	285	275	275	690

Net interest income after provision
for credit losses	5,540	5,092	5,477	11,017	9,450
Non-interest income
Service charges on deposit accounts	171	169	166	337	313
Fiduciary income	174	121	190	364	302
International trade fees	133	31	146	279	31
Increase in cash surrender value of bank
owned life insurance	137	138	136	273	248
Net loss on sale of investment securities	-	(164)	-	-	(164)
Other income	294	306	268	562	632

Total non-interest income	909	601	906	1,815	1,362
Non-interest expense
Salaries and employee benefits	2,419	2,063	2,496	4,915	4,150
Net occupancy and equipment expense	553	557	539	1,092	1,026
Data and communication	210	175	260	470	318
Professional fees	384	213	387	771	429
Foreclosed asset expense	422	(42)	-	422	(36)
Interest rate contracts valuation adjustment	506	182	127	633	182
Other expenses	1,050	1,042	833	1,883	1,775

Total non-interest expense	5,544	4,190	4,642	10,186	7,844

Income before provision for income taxes	905	1,503	1,741	2,646	2,968
Provision for income taxes	232	390	463	695	795

Net income	$673	$1,113	$1,278	$1,951	$2,173

Earnings per share:
Basic	$0.14	$0.23	$0.26	$0.40	$0.45

Diluted	$0.13	$0.22	$0.25	$0.38	$0.43

Weighted average shares outstanding:
Basic	4,944,457	4,842,911	4,900,490	4,922,595	4,807,776
Diluted	5,191,600	5,102,201	5,176,599	5,185,684	5,033,143
Shares outstanding at period end	4,950,975	4,879,998	4,942,023	4,950,975	4,879,998
Efficiency ratio (1)	86.0%	70.1%	69.7%	77.7%	68.2%
Number of full-time equivalent employees				142	131
(1) Non-interest expense divided by net interest income plus non-interest income.

		Quarter Ending		Six Months Ending

	June 30,	June 30,	March 31,	June 30,	June 30,
SELECTED AVERAGES	2007	2006	2007	2007	2006

Average loans	$382,440	$306,319	$356,763	$369,672	$290,878
Average interest-earning assets	442,845	368,861	419,939	431,455	355,021
Total average assets	485,801	405,724	460,272	473,109	391,000
Average deposits	412,573	340,404	389,665	401,183	327,027
Average interest-bearing liabilities	327,728	261,126	302,502	315,185	248,350
Average equity	53,201	46,331	51,241	52,227	45,795

	June 30,	June 30,	March 31,
SELECTED BALANCE SHEET ACCOUNTS	2007	2006	2007

Total assets	$489,954	$423,777	$465,050
Securities available for sale	53,454	54,955	56,298
Loans:
Real estate secured:
One to four family residential	27,127	34,364	26,521
Multifamily	15,502	13,293	15,577
Construction	48,452	65,849	77,003
Commercial real estate	123,584	118,687	108,616

Total real estate	214,665	232,193	227,717

Commercial and industrial	165,358	94,768	135,985
Consumer and other	3,494	3,099	3,207

	383,517	330,060	366,909
Deferred loan fees	(806)	(937)	(880)

Loans, net of deferred loan fees	382,711	329,123	366,029
Goodwill and other intangibles	1,885	1,896	1,911
Deposits:
Non-interest-bearing demand	100,084	99,203	90,310
Savings and interest-bearing demand	101,372	93,814	86,375
Certificates of deposits	216,554	149,236	217,362

Total deposits	418,010	342,253	394,047
Borrowings	1,051	16,132	1,106
Junior subordinated debentures	12,372	12,372	12,372
Stockholders' equity	52,601	47,481	53,096

Book value per share	$10.62	$9.73	$10.74
Tangible book value per share	$10.24	$9.34	$10.36
Tier 1 leverage capital ratio (Q2-07 estimated)	13.27%	14.47%	13.82%

		Quarter Ending		Six Months Ending

	June 30,	June 30,	March 31,	June 30,	June 30,
RATIOS ANNUALIZED	2007	2006	2007	2007	2006

Return on average assets	0.56%	1.10%	1.13%	0.83%	1.11%
Return on average equity	5.07%	9.61%	10.11%	7.53%	9.49%
Return on average tangible equity	5.26%	10.08%	10.51%	7.82%	9.96%
Average equity/average assets	10.95%	11.42%	11.13%	11.04%	11.71%
Yield on interest-earning assets (TE)	8.25%	8.28%	8.55%	8.39%	7.95%
Rate on interest-bearing liabilities	4.26%	3.34%	4.04%	4.16%	3.07%
Net interest spread (TE)	3.99%	4.94%	4.51%	4.23%	4.88%
Net interest margin (TE)	5.09%	5.91%	5.64%	5.36%	5.80%

TE - Tax exempt interest income has been adjusted to a taxable equivalent basis using a 34% tax rate.

	Quarter Ending		Six Months Ending

	June 30,	June 30,	June 30,	June 30,
ALLOWANCE FOR CREDIT LOSSES	2007	2006	2007	2006

Balance at beginning of period	$5,098	$5,094	$4,825	$4,668
Provision for credit losses	-	285	275	690
Recoveries	148	26	172	59
Charge-offs	(61)	(38)	(87)	(50)

Balance at end of period	$5,185	$5,367	$5,185	$5,367

Components
Allowance for loan losses			$4,875	$5,039
Liability for unfunded credit commitments			310	328

Total allowance for credit losses			$5,185	$5,367

Allowance for loan losses/total loans			1.27%	1.53%
Allowance for credit losses/total loans			1.35%	1.63%
Allowance for loan losses/non-performing loans			30%	205%
Allowance for credit losses/non-performing loans			32%	218%

		June 30,	June 30,	March 31,
NON-PERFORMING ASSETS		2007	2006	2007

Non-accrual loans		$16,278	$2,459	$1,137
Other real estate owned and other foreclosed assets		618	-	605

Total non-performing assets		$16,896	$2,459	$1,742

Total non-performing loans to total loans		4.25%	0.75%	0.31%

Total non-performing assets/total assets		3.45%	0.58%	0.37%